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                                                                    EXHIBIT 21



                               LIST OF SUBSIDIARIES


Eldorado Resorts LLC (the "Company")

     Eldorado Capital Corp., a Nevada corporation (100%-owned by the Company)

     Eldorado Limited Liability Company, a Nevada limited-liability company (96.12%-owned by the Company)

     Silver Legacy Joint Venture, a Nevada general partnership (50%-owned by Eldorado Limited Liability Company)

     Express Vacations, LLC, a Nevada limited liability company (33.33%-owned by the Company)

Eldorado Capital Corp.

     None